REVO ZERO

REVO ZERO is developing the next generation of EVs with a range of up to 700 miles that can refuel in 7 minutes. Our proprietary pFC Technology™ powers the vehicles by combining a plug-in battery and a hydrogen fuel cell to eliminate range anxiety.



Invest

$250.04 minimum investment

DEADLINE: February 21, 2025

in 3 months

SHARE PRICE
$13.16

TOTAL RAISED ON NETCAPITAL
$553

TOTAL RAISED THIS ROUND
$553

VALUATION THIS ROUND
$155,287,882

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

REVO ZERO is a zero-emissions technology company focused on the transportation industry. We are creating solutions that make the transition to zero emissions convenient, accessible, and luxurious for drivers.

Our suite of zero-emissions vehicles utilizes our proprietary pFC Technology™, which combines a plug-in battery and a hydrogen fuel cell to deliver a range of 700 miles while refueling in 7 minutes. These next generation vehicles give consumers a practical zero-emissions alternative. We are also deploying a nationwide hydrogen and EV plug-in network to make refueling convenient.



REVO ZERO Model ENERGY

As part of our network buildout, we are providing green hydrogen refueling infrastructure and hydrogen vehicles to industrial customers at no upfront cost through our innovative Hydrogen-as-a-Service ("HaaS") model. HaaS provides a quick and convenient solution for industrial clients aiming to transition their fleet to zero-emissions.

> **"We are aiming to build the longest-range zero-emissions vehicles and the largest nationwide hydrogen refueling networks quickly and economically."**
>
> *– Ruben Creus*
> *CEO of REVO ZERO*

PROBLEM

- ***Impractical Alternatives to Gasoline Vehicles***
- ***Range Anxiety***
- ***Slow Transition to Zero-Emissions***

We believe there is currently no practical alternative to traditional gasoline powered vehicles resulting in the slow adoption of zero-emissions vehicles and having an increasingly negative impact on our health and environment.

While current EVs were a promising solution, they have shown to be impractical, especially for long trips, compared to traditional gasoline-powered vehicles. Limited range, long battery charging times, and access to charging infrastructure have resulted in drivers experiencing "Range Anxiety," the fear of running out of battery charge and being left stranded.

The slow transition to zero emissions is problematic, especially considering the urgent global need to decarbonize and remove toxic pollutants from the atmosphere to create a clean and healthy environment. Only 3.3% of the global transportation industry is currently powered by renewable energy. Reducing and eliminating carbon dioxide, harmful greenhouse gasses, and toxic pollutants released into the air can be achieved by transitioning to an economy powered by zero-emissions energy sources.

SOLUTION

- ***pFC Technology™ Vehicles Are a Practical Zero-Emission Alternative to Gasoline Vehicles***
- ***Long-range and Quick Refueling Eliminate Range Anxiety***
- ***Nationwide Hydrogen Refueling Locations***

We are developing the next generation of EVs powered by our revolutionary pFC Technology™ (plug-in Fuel Cell), which combines a hydrogen fuel cell with a plug-in battery. Packaged into a sleek SUV design, the model ENERGY offers both luxury and innovation and is the first in a line of forthcoming vehicles. The model ENERGY offers the world's longest range of up to 700 miles with a quick refueling time of 7 minutes and impressive performance capabilities. This vehicle is the next generation of EVs, and makes a significant step forward in the transportation industry's transition to zero emissions, making range anxiety a thing of the past.

The model ENERGY is an SUV built with safety and versatility in mind, as well as performance, comfort, and practicality. The model ENERGY has three rows of seats made from sustainable materials and a large, configurable cargo space. It can be recharged at home, like any other electric car, while remaining an optimal solution for both short and long trips thanks to its hydrogen fuel cell. The hydrogen fuel cell acts as an onboard on-demand charger, allowing for extended range.


ENERGY
REVO

To accelerate the adoption of our zero-emission vehicles, we are also quickly and cost-effectively developing a nationwide hydrogen refueling and EV charging network using a modular and scalable approach. The first phase of our network is being deployed with our industrial clients through our Hydrogen-as-a-Service ("HaaS") model, where we own and operate green hydrogen production and fueling infrastructure and charge our industrial customers only for the hydrogen.

REVO ZERO has a USPTO trademark and patent pending for our plug-in battery/hydrogen Fuel Cell technology with serial number application 97298269 (1), 97298240 (2), 18/501,723, and 63/382.140.

SUCCESS TO DATE

Previously raised $1.8 million*

*$1.8M Stock Subscribed: $1.2M Paid in plus $600K receivable

- **December 2023:** Model ENERGY announced and pre-orders opened, generating significant media coverage and featured in more than 30 articles worldwide.
- **August 2023:** First hydrogen refueling station under construction at Tweed Airport in New Haven, Connecticut, in cooperation with airport operator Avports.
- **July 2023:** Construction started on a green hydrogen generation hub in Massachusetts to supply green hydrogen to the Northeast.
- **July 2023:** Entered into a strategic alliance with Edora, a leading European solar energy developer, to start deploying the REVO ZERO network in European markets.
- **October 2022:** REVO ZERO and Avports, a leading airport operator in the United States, enter into a formal agreement for a five-year exclusive contract to deploy hydrogen dispensers and vehicles to airports across the U.S.
- **October 2021:** REVO ZERO announces its HaaS (Hydrogen-as-a-Service) for industrial clients and completes testing of its hydrogen electrolyzer and dispenser technology to begin commercialization of the service.
- **January 2021:** REVO ZERO completes the design of its pFC Technology and files for patent protection.

BUSINESS MODEL

Our business model consists of three revenue sources, covering both the B2B and B2C markets:

1. Sale of our pFC Technology™ vehicles directly to both industrial clients and consumers;
2. Sale of green hydrogen through the wholesale industrial market and to our owned and operated dispenser network for consumer vehicle refueling; and
3. Sale of hydrogen to our industrial clients through our Hydrogen-as-a Service ("HaaS") model, where we own and operate green hydrogen supply and fueling infrastructure and charge our industrial customers only for hydrogen usage.

MARKET

- ***The Global Transportation Industry Market Size is Approximately $9 Trillion in 2024***
- ***50% of All Cars Sold in the Next Decade are Projected to be Zero-Emission Vehicles***
- ***Estimated 700 Million Zero-Emission Vehicles to be Sold Over the Next 15 Years***

There is a significant global market opportunity for zero-emissions transportation solutions. In fact, Bloomberg's EV Outlook 2023 suggests that nearly 50% of all cars sold in the next decade will be zero-emission vehicles. Americans, in particular, are increasingly interested in driving EVs. According to a Consumer Reports study, 71% of Americans expressed some degree of interest in buying or leasing EVs, driven by a growing awareness of environmental concerns.

Today's total transportation services market is $8.54 trillion and is projected to reach 15.94 trillion by 2032, with a CAGR of 8.11%. While the total transportation services market is large and growing, only 3.3 percent is currently powered by renewable energy.



TRANSPORTATION SERVICES MARKET SIZE, 2023 TO 2032 (USD TRILLION)
20
19
16
14
12
10
8
6
4
2
0
$7.31
$7.90
$8.54
$9.24
$9.98
$10.79
$11.67
$12.62
$13.64
$14.74
$15.94
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
Source: Precedence Research

2024 is anticipated to be a significant year for the global EV market. It's expected to set new records in terms of volume and market share of EVs sold. Bloomberg predicts that global sales of passenger EVs, which include battery-electric and plug-in hybrids, will rise 21% to 16.7 million in 2024, 70% of these being fully electric. Ultimately, the zero-emission car industry is projected to reach **$57 trillion by 2050**.



WORLDWIDE MARKET OPPORTUNITY FOR ZERO-EMISSIONS VEHICLES
Zero-Emissions Vehicles Sold
Gas-Powered Vehicles Sold
100
80
60
40
20
0
700 million zero-emissions vehicles to be sold in the next 15 years
2024
2030
2040
Sources: BloombergNEF, IEA.org

PRESS

- **Airports International**
  Hydrogen-as-a-service Makes Airport Debut
  Sustainable Airport Fleets: Hydrogen-as-a-service
- **Mass Live**
  Revo Zero chooses Holyoke for its Northeast Hydrogen Fuel Hub
- **Carscoops**
  Revo Zero Energy Is A Hydrogen Minivan With Four Sliding Doors And A Promised 700-Mile Range
- **CarBuzz**
  Virginia's REVO ZERO Reveals 700-Mile EV With Hydrogen Power
- **Electrive**
  Revo Zero's Hydrogen Electric SUV Available For Pre-Order In The US

TEAM

Our management team has a broad range of expertise in energy, hydrogen, and transportation and is committed to accelerating the industry's transition to zero emissions.

Management team accomplishments include:

- *Over two decades of combined hydrogen experience*
- *Over 150 car builds for Jaguar Land Rover*
- *Serial entrepreneurs - founded, grew, and sold multiple companies*
- *M&A and capital raises of over $10 billion*
- *Brought two companies to IPO*
- *Managed global multinational company operating in 150 countries*



Ruben Creus

CEO

Ruben possesses a strong background in both business and technology. Ruben has leveraged his technical expertise to create groundbreaking solutions and his business acumen to be an entrepreneur and founder guiding startups from inception through various growth stages, ultimately transforming them into profitable enterprises that were later acquired by major industry players. He has successfully managed both private and public companies, achieving significant milestones and generating high returns for investors. Ruben's enduring passion for emerging technologies and their potential to enhance lives through practical and affordable innovations continues to drive his entrepreneurial endeavors.



Chris McWhinney

CTO

Chris has almost two decades of on-the-job experience in design and engineering hydrogen equipment production and stack design, storage, compression, purification, dispensing, and in the development, manufacturing, and distribution of fully automated water electrolysis hydrogen generators and hydrogen dispensers.



Javier Alonso Madrid

Engineering and Architecture Director

Javier has an international professional career spanning more than two decades in the management of engineering and architectural projects in multiple countries. Javier combines a set of technical and managerial skills that contribute significantly to the promotion of the entity's strategic initiatives in the emerging hydrogen sector.



James Mason

VP of Vehicle Engineering

James has extensive experience in automotive development, having worked for Jaguar Land Rover building cars for the world stage. From concept to final vehicles, he was responsible for overseeing builds on the V8 Classic Works Edition of the Defender, which required attention to detail, high-quality materials, and applying state-of-the-art technology to produce a one-of-a-kind product.



Frank Parga

Head of Industrial Design

Frank has used his communication and graphic design experience to expand and specialize in 3D modeling objects that enhance products' physical appearance, functionality, and manufacturability for the environmental and transportation industries.



Peter O'Hara

CFO

Peter has over 25 years of corporate finance experience both as an advisor and as a senior-level executive at multinational publicly traded companies as well as privately held companies. He has experience across a range of industries, including energy and transportation, and has completed transactions worth over $10 billion, including leading an IPO for a global company.



Juan Verde
Institutional Relations Advisor

Juan is an internationally renowned strategist for the public, private, and government sectors, with a particular focus on sustainable economic development. He served as the United States Department of Commerce's Deputy Assistant Secretary for Europe and Eurasia.



Mequela Moreno
Chief Regulatory Officer

Mequela has over a decade of experience in the federal environmental regulatory field and is committed to protecting the nation's natural resources while allowing reasonable development through fair and balanced decision-making.



Savannah White
Communications Director

Savannah is a versatile communications professional with a background in journalism and media. She has created innovative and value-driven campaigns for media agencies, nonprofits, and tech startups. Passionate about sustainability, she is a beacon within today's green communications movement.



Dan B. Levine
Strategic Advisor

Dan is a serial entrepreneur and investor with decades of experience in growing early-stage companies. He currently has investments in several start-ups in a wide array of industries. Dan was the co-founder of register.com, the second-largest domain name registrar, which, after its IPO, had a market cap in excess of $5 Billion.



Harry G. Hobbs
Strategic Advisor

Harry is an experienced executive in publicly traded global businesses, with a deep knowledge of the technology industry and a passion for sustainability. Harry has held senior executive positions at several major global firms, including MCI, eLandia, and PSINet. Harry's deep knowledge of financial markets, operating experience, and execution is invaluable in guiding businesses toward growth.



Brad Muise
Technical Advisor

Brad's impressive background in 'research one' academic settings with a Masters in Environmental Studies and a PhD in Health Behavior Public Health and his experience in EPA and OSHA compliance, patent portfolio strategies, AI, blockchain, and grant funding opportunities makes him an extremely valuable talent for any enterprise.

Join the REVOlution towards ZERO-emissions!

Join us in leading the revolution towards a zero-emissions future! Just like every great movement, it is passion and people that truly drive change—and this revolution starts with you.

We invite you to join us in this extraordinary opportunity to make a profound impact on our lives, our lifestyles, and our world. By participating in our crowdfunding campaign, you become a vital force in driving the change we passionately pursue. Together, we can build a sustainable future where every action counts and every individual matters. Let's make history and create a cleaner, greener world for generations to come.

Your participation can light the way to a brighter tomorrow—let's do this together!

Your investment in this campaign can be applied as a credit towards a model ENERGY pre-order deposit.

Please visit https://energy.revozero.com, then select "Netcapital CF Investor" to have your fee waived and secure your pre-order.

USE OF PROCEEDS

If the offering's maximum amount of $499,988 is raised:

Use	Value	% of Proceeds
Corporate Expenses	$75,499	15.1%
Hydrogen Network Deployment	$149,996	30.0%
pFC Vehicle R&D	$249,994	50.0%
Intermediary fees	$24,499	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in REVO ZERO Corporation . This offering must reach its target of at least $10,000 by its offering deadline of February 21, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,837,984 shares
× $13.16 per share

$155,787,869 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on November 8, 2024
- Form C/A on November 25, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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- Facebook

UPDATES

Nov 25, 2024 • Filed Form C/A

Nov 8, 2024 • Primary offering of 37,993 shares at $13.16

Nov 8, 2024 • Filed Form C

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